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                                                                   Exhibit 10.57
July 19, 1999





Mr. Kees Been
121 Whitebridge Meadows Lane
St. Louis, MO 63141

Dear Kees:

This letter supersedes my previous letter to you dated July 9, 1999 and represents Jim Vincent's amended offer to you on behalf of Biogen. You are offered the position of Vice President, Business Development at an annual salary of $250,000. You will report directly to Jim Vincent. Consistent with Biogen's compensation policy, you will be eligible for a pro-rated merit salary review at year-end 1999 and annually thereafter. You will be eligible to participate in Biogen's annual incentive compensation plan with a 30% target bonus beginning in the year ending December 31, 2000.

Upon employment you will receive $200,000 as a one-time special cash bonus, which will be treated as a forgivable loan. The bonus will be forgiven over a thirty-six month, straight-line schedule. In the event you voluntarily terminate your employment or your employment is terminated for performance prior to the thirty-six months from the date of the loan, the unforgiven portion of the loan would be payable to Biogen within six months of your termination date.

Upon employment you will be granted an option to purchase up to 100,000 shares of the common stock of Biogen, Inc. This option grant is subject to the approval of the Stock and Option Plan Administration Committee of the Board of Directors, which we expect to be forthcoming. The exercise price per share will be the average of the high and low sale prices as reported in the National Association of Securities Dealers Automated Quotation System ("NASDAQ") on the date you commence employment. The option will have a ten-year term and vest over a five-year period at the rate of 20% per year starting on the anniversary of the date you commence employment.

You will be able to choose from a menu of benefit options through our flexible benefits program, BioChoice. These include health care, life, dependent life, and disability insurance as well as two flexible spending accounts, Med-Flex and D-Flex, for eligible medical or dependent care expenses. At the beginning of the calendar quarter following your date of hire you will be eligible to participate in Biogen's pension and 401(k) savings plans. You are also entitled to twenty vacation days per year accrued on a monthly pro-rated basis. Biogen also offers a variety of additional benefits including tuition reimbursement, childcare and elder care referral service, educational matching gifts, credit union, and group homeowners and automobile insurance. You will receive more detailed information regarding your benefits on your first day at work.

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Mr. Kees Been
Page 2
July 19, 1999



Biogen will provide relocation benefits to facilitate your move from St. Louis, MO. A relocation counselor will contact you to discuss the relocation program, and will send you a package detailing the relocation policy to you. Please read the policy carefully as it will outline the parameters of these benefits and detail the reimbursement process. These benefits will include the reimbursement of many of the costs associated with both the sale of your current house and the purchase of a new house in the Boston area; home-finding; and movement of your household goods.

As an additional provision of your relocation benefits, Biogen will pay you a lump sum of $40,000 on employment to be used for your temporary living in Boston and to also allow you round trip flights to St. Louis pending your family's eventual relocation to the Boston area. In the event your family relocates to the Boston area prior to your fully expending the $40,000, any unused amount of this lump sum payment will be yours to retain with no repayment obligation to Biogen.

In the event you voluntarily terminate your employment or your employment is terminated for performance within two years from the date that you start your new job, you will be required to repay to Biogen some or all of the relocation expenses that you have incurred.

As an officer of the company, you will be required to participate in our program for executive stock ownership. We believe it is very important that our key leaders have personal stock ownership. I will outline the program to you.

Additionally, in your new role you will be eligible for the following:

- SUPPLEMENTAL SAVINGS PLAN: You are entitled to participate in the Voluntary Executive Supplemental Savings Plan. This plan allows you to defer from your current taxation up to 50% of your base salary and 100% of your bonus, if there is one. I can outline the details of the program if you are interested in participating.

- LIFE INSURANCE: You will be provided Biogen's Executive Term Life Insurance coverage for a total of $1,000,000. This coverage is based on your successfully meeting the medical standards as stated in the Executive Term insurance policy.

- TAX REVIEW/PREPARATION: You are entitled to the preparation and/or review, including review of estimated taxes of your annual Federal and State tax returns, which is currently administered through PricewaterhouseCoopers. The cost of this service is covered by Biogen. In the event you choose to continue the services provided by your current tax advisor, Biogen will reimburse you the cost of these services up to but not exceeding the amount incurred by Biogen through PricewaterhouseCoopers.


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Mr. Kees Been
Page 3
July 19, 1999



- INVOLUNTARY TERMINATION: If you are involuntarily terminated from employment with Biogen (other than for cause), Biogen will protect you by paying you a supplementary amount (the "Supplementary Amount") equal to your then present BASE salary for a period (the "Extra Period") ending on the earlier of (i) the date twelve months from your termination and (ii) the date you start another job. During such period, Biogen will also pay to continue your health benefits (i.e., health and dental plan coverage), provided such benefits are accorded employees generally and Biogen can obtain the relevant coverage. If you need continued coverage to prevent a gap in health coverage between your Biogen coverage and that at your new job, Biogen will extend such coverage for up to 30 days (to the extent that the Extra Period is less than twelve months) after you start your new job. The Supplementary Amount will be paid on the same schedule as your salary would have been paid. You will not be an employee of Biogen during the time of such payments and will not accrue any benefits or other rights (such as, but not limited to, pension plan vesting or accrual, stock option vesting, vacation pay, etc.) during such period except health benefits as described above. You agree to notify us when you accept a new job.

Employment with Biogen is contingent on the satisfactory completion of a pre-employment drug screening test at least five business days prior to your start date. We require all new employees to sign an Intellectual
Property/Confidentiality Agreement on the first day of employment. You will also be required to complete a medical history review with our occupational health department, which is scheduled after your first day of employment.

It is Biogen's policy to comply with federal, state and local guidelines applicable to its facilities and to take all reasonable steps to ensure the health and safety of Biogen employees. Consistent with this policy, your normal duties may require you from time to time to attend meetings or perform functions in any or all of Biogen's facilities.

The Federal Government requires you to provide proper identification verifying your eligibility to work in the United States. Please bring the appropriate identification with you on your first day of employment.

On behalf of Jim Vincent, we very much look forward to your positive response and to your joining us as early as practical. We are confident that you will make a significant contribution to Biogen's future success.


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Mr. Kees Been
Page 4
July 19, 1999




Please confirm your acceptance by signing this offer letter and noting your preferred start date. Also, please sign the enclosed drug screen authorization form and then return both signed documents to me in the enclosed self addressed, stamped envelope. The other original offer letter is for your records.

                                               Sincerely,

                                               /s/ Frank A. Burke, Jr.

                                               Frank A. Burke, Jr.


FAB:bk
cc:    Mr. James L. Vincent


 I am pleased to accept the offer of employment described above.


ACCEPTED:

/s/ Kees Been
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Kees Been                                           Preferred Start Date